Exhibit 3.1

II-VI INCORPORATED (the “Corporation”)

AMENDED AND RESTATED BYLAWS (these “Bylaws”)

February 26, 2021

INTRODUCTION

These Bylaws describe the processes and procedures that govern the Corporation’s internal corporate affairs. Definitions of terms used in these Bylaws appear in footnotes at the bottom of the page where they are used for the first time.

ARTICLE I

SHAREHOLDER MEETINGS

Section 1.01. ANNUAL AND SPECIAL MEETINGS.

(a)

A shareholder meeting must be held each year to elect directors and conduct other business that is properly brought before the meeting in accordance with these Bylaws. No other business may be conducted at an annual meeting.

(b)

The Board Chair[1] or a majority of Board[2] members may call a special shareholder meeting at any time by making a written request to the Secretary[3] that includes the purpose of the meeting. No one else may call a special shareholder meeting. A special shareholder meeting must be held within 60 days after the Secretary receives the request. Only business that is included in the Corporation’s meeting notice, or in a supplement to that notice, may be conducted at a special meeting.

(c)

Shareholder meetings may be held in person or virtually at the date, time and place, and in the manner that the Board designates. In-person meetings can take place inside or outside the Commonwealth of Pennsylvania.

Section 1.02. NOTICE OF SHAREHOLDER MEETINGS.

(a)	Notice of a shareholder meeting must state:
-	The date, time and place (if held in person) of the meeting,
-	How shareholders can attend the meeting,
-	The general nature of the business to be transacted, and
-	The record date for determining the shareholders entitled to vote at the meeting (if different from the record date for shareholders entitled to notice of the meeting).
(b)

Except in the two cases mentioned below, notice of a shareholder meeting must be given at least five days before the meeting date to each shareholder entitled to vote at the meeting. The notice must be given at least 10 days before the meeting date where a purpose of the meeting is to consider:

-	A transaction under Chapter 3 of the Code[4], such as a merger of the Corporation, or
-

A fundamental change in the Corporation as defined in Chapter 19 of the Code, namely, amending the Articles[5]; the sale, lease, exchange, or other disposition of all, or substantially all, of the Corporation’s assets; or the dissolution or winding up of the Corporation.

[1]	“Board Chair” means the chairperson of the Board.
[2]	“Board” means the Board of Directors of the Corporation.
[3]	“Secretary” means the secretary of the Corporation, who is an executive officer of the Corporation.
[4]	“Code” means the Pennsylvania Associations Code, as amended and in effect from time to time.
[5]	“Articles” means the Articles of Incorporation of the Corporation, as in effect from time to time.

Section 1.03. ORGANIZATION AND MANNER OF ACTING.

(a)

Shareholders act by voting at a meeting. Each shareholder entitled to vote at a meeting may authorize another Person[6] to act on the shareholder’s behalf by giving a proxy to the other Person. Every proxy must be authenticated by the shareholder or by the shareholder’s duly authorized attorney-in-fact. Each proxy must be filed with the Secretary or the Secretary’s designated agent. Filing can be done by any means of written or electronic communication, including email.

(b)

No shareholder meeting may take place unless a quorum is present. A quorum is the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the particular matter.

(c)

The shareholders who are present at a duly organized meeting may continue to do business until the meeting is concluded or adjourned, even if enough shareholders withdraw from the meeting that there is no longer a quorum. If a meeting cannot take place because a quorum is not present, the presiding officer of the meeting, or the shareholders present, may adjourn the meeting to a different time and place (if held in person), as determined by the presiding officer or by the affirmative vote of the shareholders entitled to cast a majority of the votes present, until a quorum is present at the reconvened meeting. When a meeting is adjourned it is not necessary to give notice of the adjourned meeting, or of the business to be transacted, other than by announcement at the meeting at which the decision to adjourn was made. Unless the Board fixes a new record date, each shareholder entitled to notice of and to vote at a meeting will be entitled to notice of and to vote at any adjournment of that meeting. If the Board fixes a new record date for shareholders entitled to vote at the adjourned meeting, the Board must also fix a new record date for notice of the adjourned meeting and give notice of the adjourned meeting to each shareholder of record entitled to vote as of the new record date. Any business that could have been transacted at a meeting as originally noticed may be transacted at an adjourned meeting if a quorum is present at the adjourned meeting.

(d)

Every shareholder of record is entitled to one vote for every share of common stock in the shareholder’s name on the books of the Corporation. Elections of Directors do not need to be conducted by ballot unless a shareholder demands it before voting begins. In each election of Directors, every shareholder entitled to vote has the right to cast one vote for each share of common stock in the shareholder’s name on the books of the Corporation for each candidate, up to the number of Directors to be elected. No shareholder may cumulate votes. Shareholder resolutions are passed, and actions are taken, at a meeting with the affirmative vote of shareholders entitled to cast at least a majority of the votes that all shareholders present at the meeting are entitled to cast, except that certain matters, such as shareholder removal of Directors, amendment of certain provisions of the Articles or these Bylaws relating to Directors, and control share acquisition and interested shareholder transactions, have higher shareholder approval requirements under the Articles or the Code.

(e)

The Board Chair, or in the absence or a vacancy in the position of Board Chair, the Chief Executive Officer or the President, presides at all shareholder meetings. In the absence of those individuals, the Board may designate the presiding officer. If the Board does not designate a presiding officer, the shareholders present at the meeting may designate the presiding officer. The Secretary takes the minutes at all shareholder meetings. If the Secretary is not present, the presiding officer may designate any individual to take the minutes of the meeting. The presiding officer has the power to determine whether a proposed nomination for election to the Board, or any other business, is properly before the shareholders. If a proposed nomination or other business does not comply with these Bylaws, the presiding officer may declare that no action may be taken on that nomination or other business. The presiding officer may adjourn the meeting as the presiding officer determines is in the best interests of the Corporation and its shareholders.

[6]	A “Person” means a natural person or other entity.

(f)

The Board may establish rules and procedures for the conduct of shareholder meetings, which may include the agenda, the order of business, the opening and closing of polls for voting, and when and for how long participants in the meeting may ask questions or make comments. The presiding officer may establish these rules and procedures if the Board has not done so. Meetings are not required to follow rules of procedure or order unless stated by the Board or the presiding officer.

(g)	Shareholders may participate in a shareholder meeting in person, by telephone or other means, as long as all participants can hear one another.

Section 1.04. VOTING LIST. For each shareholder meeting, the Secretary must make, or cause to be made, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address of, and the number of shares held by, each shareholder. Except at a meeting at which a judge of election is appointed, the list must be produced and kept open during the meeting and is subject to inspection by any shareholder at any time during the meeting. At a meeting at which a judge of election is appointed, the list is furnished only to the judges of election. In lieu of making a list, the Corporation may make this information available by any other means.

Section 1.05. DETERMINATION OF SHAREHOLDERS OF RECORD. The Board may fix a record date for determining the shareholders entitled to notice of, or to vote at, a shareholder meeting. That record date may not be more than 90 days before the date of the shareholder meeting. Only the shareholders of record on the record date are entitled to notice of, or to vote at, the meeting, without regard to any subsequent disposition or acquisition of shares. The Board may also fix a record date for determining shareholders of record for any other purpose, such as payment of dividends or distributions, or exercise of rights.

Section 1.06. JUDGES OF ELECTION.

(a)

Before a shareholder meeting, the Board may appoint judges of election to act at the meeting or any adjournment. The judges of election do not need to be shareholders, and no one who is a candidate for an office that shareholders are voting on at that meeting may act as a judge. If judges of election are not appointed, the presiding officer may, and on the request of any shareholder or proxy holder must, appoint judges of election at the meeting. The number of judges is one or three. If a shareholder requests the appointment of judges, a majority of shares present and entitled to vote at the meeting will determine whether one or three judges are appointed. If anyone appointed as judge fails to appear or act, the vacancy may be filled by the Board (before the meeting), or by the presiding officer (at the meeting). The judges of election must:

-	Determine
o	The number of shares outstanding,
o	The voting power of each share,
o	The shares represented at the meeting,
o	The existence of a quorum, and
o	The authenticity, validity, and effect of proxies,
-	Receive votes or ballots,
-	Hear and determine all challenges and questions about the right to vote,
-	Count and tabulate all votes and determine the result, and
-	Take other acts to conduct the election or vote with fairness to all shareholders.
(b)	Judges of election must perform their duties impartially, in good faith, to the best of their ability, and as soon as practicable.
(c)

If there are three judges of election, the act of a majority prevails for all. At the request of the presiding officer or any shareholder or proxy holder, the judges must make a report in writing of any challenge or question put to them, and provide a certificate stating any fact determined by them. Any report or certificate made by the judges is prima facie evidence of the facts stated therein.

ARTICLE II

NOTICE OF NOMINATIONS AND SHAREHOLDER BUSINESS

Section 2.01. NOMINATIONS AND PROPOSED BUSINESS.

(a)	Director nominations and proposals for business to be considered at a shareholder meeting may only be made by:
-	The Board or any of its committees,
-	A shareholder who was a shareholder of record entitled to notice of, and to attend, the meeting, or
-	A shareholder, pursuant to Rule 14a-8 of the Exchange Act[7].
(b)

A shareholder must give written notice of a Director nomination or other business proposal to the Secretary at the principal executive offices of the Corporation no earlier than the close of business on the 150th day, and no later than the close of business on the 120th day, before the anniversary date of the preceding year’s annual meeting. The proposal must be a proper matter for shareholder action.

(c)

If the date of the annual meeting is changed by more than 30 days from the first anniversary date of the previous year’s annual meeting, the shareholder’s notice must be delivered no earlier than the close of business on the 120th day before the annual meeting and no later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which Public Announcement[8] of the date of the meeting is first made. A Public Announcement of an adjournment or postponement of an annual meeting does not start a new time period for giving notice.

(d)

A shareholder’s notice must be updated and supplemented, if necessary, so that the information provided in the notice is true and correct as of the record date for the meeting and as of the date that is 10 business days before the meeting or any adjournment or postponement of the meeting. An update or supplement must be delivered to the Secretary at the principal executive offices of the Corporation no later than (i) five business days after the record date for the meeting in the case of an update and supplement required to be made as of the record date, and (ii) eight business days before the date of the meeting, or any adjournment or postponement of the meeting, in the case of an update and supplement required to be made as of 10 business days before the meeting or any adjournment or postponement of the meeting.

(e)	Each shareholder’s notice to the Secretary must include the following:

(i) As to each Proposing Person9:

[7]	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
[8]

“Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

[9]	“Proposing Person” means:
-	(1) The shareholder providing the notice of nomination or business proposed to be brought before an annual or special shareholder meeting,
-	(2) The other Beneficial Owner(s) of any of the shares listed in the notice, if the shareholder providing the notice is not the sole Beneficial Owner of all the shares listed in the notice,

(A)	The Proposing Person’s name and address,
(B)	The class or series and the number of shares owned of record or Beneficially[10] by the Proposing Person,
(C)

A description of the items listed below. References below to ownership, rights or other interests include those held directly or indirectly, and also include any interests held by members of the Proposing Person’s immediate family sharing the same household. The description must include a statement of whether the interest is directly or indirectly held. References in these Bylaws to “shares” and “capital stock” are references to shares and capital stock of the Corporation.

-	The Proposing Person’s ownership in shares or any Derivative Instrument[11],
-	Any proxy, Agreement[12], or relationship that gives the Proposing Person a right to vote shares,
-	The Proposing Person’s ownership of any Short Interests[13],
-	The Proposing Person’s rights to dividends that are separated or separable from the underlying shares,
-	Any proportionate interest in shares or Derivative Instruments owned by a general or limited partnership in which the Proposing Person owns an interest,
-

Any performance-related fees (other than an asset-based fees) that the Proposing Person is entitled to that are based on increases or decreases in the value of shares or Derivative Instruments as of the date of the notice,

-	(3) Any Affiliate or Associate of the notifying shareholder or Beneficial Owner, and
-	(4) Any other person with whom the notifying shareholder or Beneficial Owner (or any of their respective affiliates or associates) is acting in concert.
[10]

A person is deemed a “Beneficial Owner” of, and to “Beneficially Own,” (A) securities or interest that that person or any of that person’s “affiliates” or “associates” (within the meaning of Rule 12b-2 under the Exchange Act), directly or indirectly, has the right to acquire (whether that right is exercisable immediately or only after the passage of time) pursuant to any Agreement (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; and (B) securities or interest of which that person, or any of that person’s affiliates or associates, is a “Beneficial Owner” within the meaning of Rule 13d-3 under the Exchange Act.

[11]	“Derivative Instrument” means any:
-	Option, warrant, convertible security, stock appreciation right, or similar right that has an exercise or conversion privilege, or a settlement payment or mechanism, at a price related to shares,
-	Derivative or synthetic arrangement having the characteristics of a long position in shares,
-

Contract, derivative, swap or other transaction designed to produce economic benefits and risks that correspond substantially to the ownership of shares, whether or not subject to settlement in the underlying shares, or

-	Other direct or indirect opportunity to profit or share in profit derived from an increase or decrease in the value of shares.
[12]	“Agreement” means an agreement, contract, arrangement or understanding.
[13]

“Short Interest” means any Agreement, relationship or otherwise, including any repurchase or so-called “stock borrowing” Agreement, engaged in, directly or indirectly, by a Proposing Person, (1) the purpose or effect of which is to mitigate loss, reduce the economic risk of ownership of any class or series of the shares of the Corporation, manage the risk of share price changes, or increase or decrease the voting power, as to the Proposing Person, with respect to any class or series of the shares of the Corporation, or (2) which provides, directly or indirectly, the opportunity to profit or share in any profit derived from a decrease in the price or value of any class or series of the shares of the Corporation.

-	Any significant equity interests, Derivative Instruments or Short Interests that the Proposing Person holds in a principal competitor of the Corporation,
-	Any interest of the Proposing Person in an Agreement with the Corporation, affiliate of the Corporation or principal competitor of the Corporation,
-	All Agreements between the Proposing Person and any other Person in connection with the nomination or other business proposal,
(D)	A representation that the Proposing Person is entitled to vote at the meeting, and intends to appear in person or by proxy to propose the nomination or other business,
(E)

A statement as to whether the Proposing Person intends, or is part of a group that intends, to (a) deliver a proxy statement or form of proxy to holders of at least the percentage of the capital stock required to approve or adopt the proposal or elect the nominee, or (b) solicit proxies or votes from shareholders in support of the proposal or nomination, and

(F)

Any other information relating to the Proposing Person, and the nomination or proposal, that would be required to be disclosed in filings made in connection with solicitations of proxies in a contested election pursuant to Section 14 of the Exchange Act.

(ii)	If the notice relates to business other than nomination of a Director, the shareholder’s notice must also include:
(A)	A brief description of the business desired to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest of the shareholder in that business,
(B)	The text of the proposal (including the text of any resolutions proposed for consideration), and if the proposal is to amend the Bylaws of the Corporation, the language of the proposed amendment, and
(C)

The reasons for the proposal and any material interest of the Proposing Person in the proposal (whether by holdings of securities, by virtue of being a creditor or contractual counterparty of the Corporation or of a third party, or otherwise).

(iii)	If the Proposing Person wants to nominate someone for election to the Board, the shareholder’s notice must also include:
(A)

All information relating to the nominee that would be required to be disclosed in filings required in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act (including the nominee’s written consent to being named as a nominee and to serving as a Director if elected), and

(B)	A description of all direct and indirect compensation, material monetary arrangements, and any other material relationships during the past three years between:
-	The Proposing Person, and
-	Each proposed nominee, nominee’s affiliates and associates, or others acting in concert with the nominee,

including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the Proposing Person were the “registrant” and the nominee were a Director or executive officer of the registrant; and

(iv)

With respect to each Person the Proposing Person proposes to nominate, the notice must also include a completed and signed questionnaire, representation and agreement required by Section 2.01(h) below. The Corporation may require a proposed nominee to furnish other information to determine the eligibility of the proposed nominee.

(f)

The notice requirements of this Article II are satisfied respect to a proposal that is not a nomination if the Proposing Person notifies the Corporation of the intention to present a proposal at an annual meeting in compliance with Exchange Act rules and regulations and the proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for the annual meeting.

(g)

Only business that is included in the Corporation’s meeting notice (including any supplement to that notice) will be conducted at a special shareholder meeting. However, Director nominations may be made at a special shareholder meeting at which Directors are to be elected:

(i)	By or at the direction of the Board or any Board committee, or
(ii)	By a shareholder who is entitled to vote as of the time the meeting notice is delivered to the Secretary, and who complies with the notice procedures set forth in this Article II.
(h)

If the Corporation calls a special shareholder meeting to elect a Director, any shareholder entitled to vote in that election may nominate a Director candidate. The shareholder must deliver notice to the Secretary at the Corporation’s principal executive offices no earlier than the close of business on the 120th day before the special meeting and no later than the 10th day following the day on which Public Announcement of the special meeting is first made. A Public Announcement of an adjourned or postponed special meeting does not commence a new notice period.

(i)	To be eligible to be a Director, a nominee must deliver all of the following to the Secretary at the principal executive offices of the Corporation by the deadline for the relevant shareholder notice:
(i)	A written questionnaire, in a form that the Secretary will provide upon written request, containing the background and qualifications of the nominee and the background of the nominating party, and
(ii)	A written representation and agreement, in a form that the Secretary will provide upon written request, that the nominee:
(A)

Is not and will not become a party to (1) any Voting Commitment[14], the details of which have not been disclosed to the Corporation, or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a Director, with a Director’s fiduciary duties under applicable law,

(B)

Is not and will not become a party to an Agreement with a Person other than the Corporation concerning direct or indirect compensation, reimbursement or indemnification in connection with service as a Director,

(C)

If elected, the Director nominee would comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, including these Bylaws, and

(D)	Will provide a conditional resignation in accordance with the Corporation’s resignation policy regarding majority voting, the form of which will be provided by the Secretary upon written request.
(j)

Only individuals who are properly nominated are eligible to be elected as Directors at a shareholder meeting. Similarly, only business that is properly proposed may be conducted at a shareholder meeting.

(k)

In addition to the requirements in this Article II, a shareholder must also comply with all Exchange Act requirements. Nothing in these Bylaws affects rights of (A) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (B) the holders of any series of preferred stock to elect Directors under specified circumstances. Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws gives any shareholder the right to include or have disseminated or described in the Corporation’s proxy statement any Director nomination or any other business proposal.

14 “Voting Commitment” means any Agreement with any person or entity on how the nominee, if elected as a Director, will act or vote on any issue.

(l)

Unless otherwise required by law, if a shareholder (or a Qualified Representative15) does not appear at the shareholder meeting to present a nomination or proposed business, that nomination or proposal will be disregarded and not be acted on even though proxies for the vote on that matter may have been received by the Corporation.

ARTICLE III

DIRECTORS

Section 3.01. NUMBER; CLASSIFICATION. The number of Directors must be at least five and not more than 11. The Board sets the exact number of Directors by resolution adopted by a majority of the entire Board. The Board is divided into three classes in respect to term of office. Each class must be as nearly equal as possible in number of Directors. Directors must be natural persons who are at least 18 years of age. Directors do not need be residents of Pennsylvania or shareholders of the Corporation.

Section 3.02. ELECTION AND TERM OF OFFICE.

(a)

An individual who is validly nominated to serve as a Director will be elected to the Board at a shareholder meeting if the votes cast for that nominee exceeds the votes cast against that nominee. However, if the number of nominees exceeds the number of Directors to be elected, then the nominees receiving the highest number of votes are the ones who are elected, up to the total number of Directors to be elected. For purposes of this Section 3.02, a majority of the votes cast means that the number of shares voted “FOR” a nominee exceeds the number of votes cast “AGAINST” that nominee; abstentions are not counted as votes cast.

(b)

Upon nomination as a Director, each candidate must submit to the Board an irrevocable conditional resignation from the Board that is effective if the nominee is not elected and the Board accepts the resignation.

(c)	If a nominee fails to be elected at a shareholder meeting where the number of nominees does not exceed the number of Directors to be elected, then:
-

If that nominee is not an incumbent Director, that nominee is not elected and will not take office, and the Board may fill the vacancy pursuant to Section 3.10, or decrease the size of the Board pursuant to Section 3.01, and

-

If that nominee is an incumbent Director, the incumbent continues as a Director until the ESG Committee[16] makes a recommendation to the Board whether to accept or reject the conditional resignation delivered by the incumbent Director pursuant to this Section 3.02 and the Board accepts the resignation.

(d)

Within 90 days after certification of the election results, the Board must act on the incumbent Director’s tendered resignation, taking into account the ESG Committee’s recommendation, and publicly disclose its decision and rationale. The Board’s explanation of its decision must be promptly disclosed on a Form 8-K. No affected incumbent Director may participate in the recommendation of the ESG Committee or the decision of the Board with respect to that Director’s resignation. If the resignation is not accepted by the Board, the incumbent Director will serve until the expiration of the

[15]

To be considered a “Qualified Representative” of a shareholder, a person must be a duly authorized officer, manager or partner of that shareholder, or must be authorized by a writing or electronic transmission executed or delivered by the shareholder, to act for the shareholder as a proxy at the shareholder meeting, and must produce that writing at the shareholder meeting.

[16]	“ESG Committee” means the Environmental, Social Responsibility and Governance Committee of the Board, as it exists and may be renamed from time to time.

Director’s term and until a successor is duly elected, or the Director’s earlier death, resignation or removal. If the resignation is accepted by the Board, the Board may fill the resulting vacancy pursuant to Section 3.10 or may decrease the size of the Board pursuant to Section 3.01.

(e)	In considering whether to accept an incumbent Director’s resignation, the ESG Committee and the Board may consider all facts and circumstances they deem appropriate.
(f)

Each class of Directors holds office for a term of three years, and until the directors’ successors have been selected and qualified, with the term of office of one class expiring in each year so that, as nearly as possible, one-third of the number of Directors are elected annually.

Section 3.03. THE BOARD CHAIR. The Board Chair, if any, is elected from among the Directors, presides at the meetings of the shareholders and of the Board, and exercises the other powers specified by these Bylaws. The Board Chair holds office until the Board meeting that most closely coincides with the next annual shareholder meeting, and thereafter until a successor is duly elected and qualified, or until that individual’s death, resignation or removal as a Director or as Board Chair.

Section 3.04. ORGANIZATION MEETING OR ANNUAL MEETING; NOTICE. An annual meeting of the newly elected Board must be held each year promptly after, and at the same place (if held in person) as, the annual meeting of the shareholders. At the meeting, the Board will organize itself (including electing the Board Chair and making committee assignments), elect the executive officers of the Corporation, and may transact any other business. No notice of the meeting or of the business to be transacted is required.

Section 3.05. REGULAR MEETINGS; NOTICE. Regular meetings of the Board are held at the time, place and manner the Board designates. Notice of regular meetings is not required.

Section 3.06. SPECIAL MEETINGS.

(a)	The Board, the Board Chair or any Director may call a special meeting of the Board at any time. The individual calling a special meeting must provide a notice of the special meeting that states:
-	the date, time and place (if held in person) of the meeting,
-	how Directors can attend the meeting, and
-	the purpose of the meeting.
(b)

Oral, written or electronic notice must be given to each Director at least one hour before a special meeting. The Board may transact any business at a special meeting, including business not included in the notice.

Section 3.07. ORGANIZATION AND MANNER OF ACTING.

(a)

No Board meeting may take place unless a quorum is present. A quorum is the presence of a majority of the Directors in office. If a quorum is not present, a majority of the Directors present may adjourn the meeting. Notice of the time and place of the adjourned meeting must be given to any Director who was not present at the initial meeting at least one day before the date of the adjourned meeting. The act of a majority of the Directors present at a meeting at which a quorum is present, including at any adjourned meeting, is an act of the Board.

(b)

The Board Chair, or in the Chair’s absence or a vacancy in the position of Board Chair, any Director who is elected by a majority of the Directors present may preside at a Board meeting. The Secretary takes the minutes at all meetings of the Board. If the Secretary is not present, the presiding officer may designate someone to take the minutes.

Section 3.08. RESIGNATIONS. Any Director may resign by delivering a resignation letter to the Board Chair, to the Chief Executive Officer, or to the President. The Director’s resignation will be effective when it is received, unless the resignation specifies a later time. In addition, the Director’s resignation does not need to be accepted to make it effective, unless the resignation specifies that it needs to be accepted.

Section 3.09. REMOVAL OF DIRECTORS.

(a)

By Action of the Shareholders. The shareholders may remove the entire Board, a class of the Board, or any individual Director at any time, with or without cause, by the affirmative vote of two-thirds of the outstanding shares entitled to vote on the election of Directors or a class of Directors. If a Director is removed at a shareholder meeting, a replacement Director may be elected at the same meeting. Unless the shareholders remove the entire Board or a class of the Board, only one Director may be removed at a time.

(b)	By Action of the Directors. The Board may remove and declare vacant the office of a Director:
-	If the Director is declared of unsound mind by a court order,
-	If the Director is convicted of a felony,
-	If the Director does not, within 60 days after notice of election, accept the office in writing or by attending a meeting of the Board, or
-	For any other proper cause.
(c)	Other Removal. This Section 3.09 is not exclusive of any provision of law authorizing the removal of the Board, a class of the Board, or an individual Director.

Section 3.10. VACANCIES. If a Board seat becomes open for any reason, including an increase in the total number of Directors, a majority of the remaining Directors (even if less than a quorum) may fill the vacancy. Each individual elected to fill a vacancy that does not result from an increase in the total number of Directors will serve for the same term that the predecessor would have served. Each individual who is elected to fill a newly created Board seat will serve for a term determined by the Board, which may not exceed the term set forth in Section 3.02(f). The remaining Directors may fill a vacancy in any class of the Board with an existing Director of any other class who consents to that election. Consent is deemed to be a simultaneous resignation from the Director’s former class.

Section 3.11. COMPENSATION. The Board may determine the compensation Directors receive for service as a Director. Receiving compensation for service as a Director does not preclude serving the Corporation in another capacity and receiving compensation for that service.

Section 3.12. CONSENT OF DIRECTORS IN LIEU OF MEETING. Any action that Directors may take at a meeting may be taken without a meeting by a unanimous written consent that is filed with the Secretary. Unanimous written consents must be signed or otherwise authenticated (which may take the form of an email or other electronic communication) by all Directors who are in office on the date that the first consent is signed.

Section 3.13. PRESUMPTION OF ASSENT.

(a)	A Director who is present at a meeting at which the Board takes action is presumed to have assented to the action unless:
-	The Director’s dissent is entered in the minutes of the meeting,
-	The Director files a written dissent with the secretary of the meeting before the meeting adjourns, or
-	The Director sends a written dissent by registered mail to the Secretary immediately after the meeting adjourns.
(b)	A Director who votes in favor of any action may not later dissent from the action.

Section 3.14. ELECTRONIC MEETINGS. Directors may participate in a regular or special meeting of the Board or a committee of the Board by telephone or other means, as long as all participants can hear and speak with one another.

Section 3.15. COMMITTEES OF THE BOARD.

(a)

The Board may designate one or more committees, and each committee must consist of one or more Directors. Each committee has and may exercise the authority of the Board, to the extent specified by the Board and consistent with the Code.

(b)

The Board may designate a Director as an alternate committee member to replace a committee member who is absent from, or disqualified from voting at, a committee meeting. In addition, the committee members may themselves appoint an alternate committee member by a unanimous vote, even if less than quorum.

(c)

An action that committee members may take at a meeting may be taken by unanimous written consent (which may take the form of an email or other electronic communication) that is filed with the Secretary.

Section 3.16. COMMITTEE RULES. Each Board committee may make rules for the conduct of its business. A quorum at a committee meeting is a majority of the committee members. The act of a majority of the committee members present at a meeting at which a quorum is present is an act of the committee. Each committee will conduct its business, as nearly as possible, in the same manner as the Board conducts its business pursuant to these Bylaws.

ARTICLE IV

OFFICERS AND EMPLOYEES

Section 4.01. EXECUTIVE OFFICERS.

(a)	The following are the executive officers of the Corporation:
-	Chief Executive Officer,
-	President,
-	Secretary, and
-	Treasurer.
(b)	The Board may also designate other positions as executive officer positions.
(c)

The Board elects executive officers annually at the Board meeting that most closely coincides with the annual shareholder meeting, or any other time the Board determines. Each executive officer holds office until the following annual shareholder meeting, and after that until a successor is elected and qualified, or until death, resignation or removal. Any two or more offices may be held by the same individual.

Section 4.02. REMOVAL. An executive officer elected or appointed by the Board may only be removed by the Board, when in the Board’s judgment removal would be in the best interests of the Corporation. Removal will not prejudice any executive officer’s contract rights.

Section 4.03. ADDITIONAL AND ASSISTANT OFFICERS, AGENTS AND EMPLOYEES.

(a)

The Board may appoint other officers, assistant officers, employees, agents, and independent contractors. The CEO and the President may appoint employees, agents and independent contractors. Other executive officers may appoint employees, agents and independent contractors to assist them in the performance of their duties and powers. The body or individual who makes the appointment prescribes the appointee’s employment terms, including duties, powers and compensation. In this

Section, “appointment authority” or “authority to appoint” includes the power to appoint and the power to set employment terms.
(b)

The Board may delegate its authority to appoint employees, agents and independent contractors (but not officers or assistant officers) to the Chief Executive Officer. Unless specifically prohibited by the Board, the Chief Executive Officer and the President may delegate their appointment authority to any other executive officer. No other appointment authority may be delegated or sub-delegated.

(c)

The Board may dismiss anyone it or anyone else at the Company appoints. The Chief Executive Officer may dismiss anyone except a Board appointee. The President may dismiss anyone except an appointee of the Board or of the Chief Executive Officer. Other executive officers may dismiss their own appointees. Dismissal does not prejudice the contract rights of any individual.

Section 4.04. CHIEF EXECUTIVE OFFICER. Subject to the control of the Board, the Chief Executive Officer has management and supervision over, and exercises general executive powers concerning, all the property, business and affairs of the Corporation. The Chief Executive Officer has general management and supervision over all other officers, including the President. The Chief Executive Officer has the power to execute deeds, bonds, mortgages, Agreements and instruments by and on behalf of the Corporation. The Chief Executive Officer may suspend the powers or duties of any officer, agent, employee or agent elected or appointed by the Board until a time when the Board may consider whether to dismiss that person, if the Chief Executive Officer determines, in good faith, that emergency circumstances require the suspension. The Chief Executive Officer will promptly notify the Board of any suspension, along with the reasons.

Section 4.05. THE PRESIDENT. The President, under the direction of the Chief Executive Officer, is responsible for the operation of the Corporation. The President must carry out the policies, programs, orders and resolutions adopted or approved by the Chief Executive Officer or the Board. The President may have other powers, and performs other duties assigned or delegated by the Chief Executive Officer or the Board. At the request, or in the absence or disability, of the Chief Executive Officer, the President has and exercises the powers and duties of the Chief Executive Officer.

Section 4.06. THE SECRETARY. The Secretary:

-	Keeps or causes to be kept (i) an original or duplicate record of the proceedings of the shareholders and the Board, and (ii) a copy of the Articles and these Bylaws;
-	Attends to giving the notices required by law or these Bylaws;
-	Is custodian of the Corporation’s records, Agreements, policies, leases, deeds and other indicia of title, and the seal of the Corporation;
-	Determines which documents require the seal to be affixed;
-

Has charge of and keeps an original or duplicate share register, to the extent not maintained by a transfer agent on behalf of the Corporation, giving the names of shareholders in alphabetical order, and showing their respective addresses, the number and classes of shares held by each, the number and date of certificates issued for the shares, and the date of cancellation of every certificate surrendered for cancellation;

-	Has all powers of, and may perform all duties incident to, the office of Secretary; and
-	Has other powers and duties prescribed by the Board, the Chief Executive Officer, or the President.

Section 4.07. THE TREASURER. The Treasurer:

-	Is custodian of the Corporation’s tax and accounting records and financial documents;
-	Sees that the financial books, reports and statements, tax returns, and other finance-related documents and records required by law are properly prepared and kept;

-	Is the principal officer in charge of tax and financial matters and of the accounting of the Corporation;
-	Has charge and custody of and is responsible for the Corporation’s funds, securities, and investments;
-	May receive, endorse for collection and give receipts for checks, notes, obligations, funds and securities of the Corporation;
-	May deposit moneys and other valuable effects in the name of and to the credit of the Corporation, in the depositories that the Board designates;
-	Causes to be kept appropriate, complete and accurate books or records of account of the Corporation’s business and transactions;
-

Renders to the Chief Executive Officer, the President and the Board, when and as required, (i) an account of all transactions as Treasurer, and (ii) a report as to the financial position and operations of the Corporation;

-	Has all powers of, and may perform all duties incident to, the office of Treasurer; and
-	Has other powers and duties prescribed by the Board, the Chief Executive Officer, or the President.

Section 4.08. VACANCIES. Any vacancy in an office or position by reason of death, resignation, removal, disqualification or otherwise must be filled as provided in this ARTICLE III.

Section 4.09. DELEGATION OF DUTIES. The Board may, for any reason including absence, temporarily delegate an executive officer’s powers and duties to any other individual.

Section 3.10. COMPENSATION. Executive officer compensation is determined from time to time by, or pursuant to formulas or methods approved by, the Board. Compensation of other officers the Board appoints is determined by the Board, which may delegate that responsibility to one or more executive officers. No officer is prevented from receiving salary or other compensation by reason of the fact that the individual is also a Director.

ARTICLE V

SHARES OF CAPITAL STOCK

Section 5.01. SHARE CERTIFICATES.

(a)

All classes and series of shares of capital stock of the Corporation are represented by stock certificates, or are uncertificated shares, as determined by the Board. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares, and the rights and obligations of the holders of certificates representing shares, of the same class and series shall be identical. If a class or series of shares is represented by stock certificates, each shareholder of that class or series is entitled to request and receive a physical share certificate. Stock certificates, if used by the Corporation, must be consecutively numbered and in a form required by law and determined by the Board. Each stock certificate represents and certifies the number of shares of stock owned by the shareholder.

(b)	Each stock certificate must be signed by:
-	The Board Chair, the Chief Executive Officer or the President, and
-	The Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer.
(c)

Any signature may be a facsimile if the certificate is signed by a transfer agent or a registrar. If a Person who signs a stock certificate ceases to be a director, officer, transfer agent, or registrar, before the Corporation issues the certificate, the certificate may still be adopted by the Corporation and be issued as though the stock certificate were properly executed.

Section 5.02. TRANSFERS OF SHARES. Share transfers will be recorded when the Corporation, or a transfer agent or registrar designated by the Corporation, receives proper evidence of transfer and any certificates for the transferred shares are surrendered. No transfer of shares is valid as against the Corporation until the transfer has been entered in the share records of the Corporation by an entry that shows from and to whom the shares were transferred. Certificates for transferred shares must be cancelled before a new certificate or uncertificated shares will be issued. Each surrendered stock certificate must be properly endorsed by the registered shareholder or by the shareholder’s assignee or legal representative. If endorsed by the shareholder’s assignee or legal representative, that Person must provide proper evidence of succession, assignment or authority to transfer. The Board may appoint one or more transfer clerks, transfer agents and registrars and may require share certificates to bear the signature or signatures of any of them.

Section 5.03. LOST, STOLEN, DESTROYED OR MUTILATED CERTIFICATES. The Corporation may issue new share certificates to replace lost, stolen, destroyed or mutilated certificates upon conditions that the Board determines. The Corporation may also require the holder of a lost, stolen, destroyed or mutilated certificate to give the Corporation an indemnity or to post a bond to protect the Corporation or any transfer agent or registrar.

Section 5.04. REGULATIONS RELATING TO SHARES. The Board may make rules and regulations that are consistent with these Bylaws regarding the issuance, transfer and registration of share certificates.

Section 5.05. HOLDERS OF RECORD. The Corporation must treat the holder of record of any share of stock of the Corporation as the holder and owner in fact of that share for all purposes. The Corporation is not required to recognize any claim to or right in that share by any other Person.

ARTICLE VI

MISCELLANEOUS CORPORATE TRANSACTIONS AND DOCUMENTS

Section 6.01. SIGNATURES ON NOTES, CHECKS, ETC. All properly authorized notes, bonds, drafts, acceptances, checks, endorsements (other than for deposit), guarantees, and evidences of indebtedness of the Corporation must be signed in the manner, and subject to the requirements and conditions, established by the Board.

Section 6.02. EXECUTION OF INSTRUMENTS GENERALLY. Except as provided in Section 6.01, each executive officer of the Corporation may execute and deliver all properly authorized deeds, mortgages, Agreements and other instruments requiring execution by the Corporation. In addition, the Board may authorize other individuals to sign these documents.

Section 6.03. VOTING SECURITIES OWNED BY CORPORATION. Unless the Board provides otherwise, the Chief Executive Officer, the President or any other executive officer may vote the securities of any other entity held by the Corporation. An individual authorized to vote securities has the power to appoint proxies, with general power of substitution.

ARTICLE VII

AMENDMENT OF BYLAWS

Section 7.01. AMENDMENT.

(a)	These Bylaws may be amended or repealed, and new Bylaws may be adopted, by:
-	The affirmative vote of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, or
-	The vote of a majority of the entire Board, at any regular or special meeting.
(b)

In each case, notice of the specific provision proposed to be changed must be given to the shareholders or to the Directors, as the case may be. No provision of these Bylaws vests any property right in a shareholder or anyone else.

(c)	In addition, any amendment or repeal of a provision of these Bylaws relating to the number of Directors, the classification of Directors, or the filling of vacancies on the Board must be approved by:
-	The affirmative vote of shareholders entitled to cast at least two-thirds of the votes that all shareholders are entitled to cast, or
-	The unanimous vote of the entire Board.

Section 7.02. CERTAIN AMENDMENTS. Notwithstanding Section 7.01, the Board may not adopt or change a Bylaw on any subject that is committed expressly to the shareholders by Section 1504(b) of the Code.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. OFFICES. The registered office of the Corporation must be within the Commonwealth of Pennsylvania. The Board may change the address of the registered office. The principal executive offices of the Corporation do not need to be the same as the registered office, and the principal executive offices may be inside or outside of the Commonwealth of Pennsylvania. The Corporation may also have additional offices and places of business inside or outside of the Commonwealth of Pennsylvania.

Section 8.02. CORPORATE SEAL. The Board must prescribe the form of a corporate seal containing the full name of the Corporation and the year and state of incorporation.

Section 8.03. FISCAL YEAR. The fiscal year of the Corporation is fixed by resolution of the Board.

Section 8.04. FINANCIAL REPORTS TO SHAREHOLDERS. The Board may determine whether financial reports are sent to shareholders, what the reports contain, and whether they are audited or accompanied by the report of an independent or certified public accountant.

Section 8.05. INSPECTION OF CORPORATE RECORDS.

(a) Each shareholder has a right, during usual business hours and for any proper purpose, to examine (in person or by an agent or attorney), and make copies of or extracts from, the share register, books and records of account, and records of the proceedings of the shareholders and Directors.

(a)	For purposes of this Section 8.05, a “proper purpose” means a purpose that is reasonably related to the Person’s interest as a shareholder, as determined in accordance with Pennsylvania law.
(b)

Any shareholder may exercise the right to inspect by delivering a written demand, verified under oath, to the Corporation at its registered office or principal executive offices. The demand must state the purpose of the demand. If an attorney or other agent is the Person who seeks the right to inspection on behalf of a shareholder, the demand must be accompanied by a power of attorney or other written proof of authorization. The demand must be directed to the Secretary at the Corporation’s registered office or principal executive offices.

Section 8.06. INTERESTED PARTIES; QUORUM.

(a)

No Interested Party Transaction[17] is void or voidable solely because it is an Interested Party Transaction, or because the interested Director or executive officer is present at or participates (including by vote) in the Board meeting that authorizes the Interested Party Transaction, as long as:

-

The material facts about the interested Person’s relationship or interest, and about the Agreement or transaction, are disclosed to the Board, and the Board authorizes the Agreement or transaction by a sufficient vote without counting the vote of any interested Director; or

-

The material facts about the interested Person’s relationship or interest and about the Agreement or transaction are disclosed to the shareholders entitled to vote on the matters, and the Agreement or transaction is approved in good faith by vote of the shareholders; or

-	The Agreement or transaction is fair to the Corporation as of the time it is authorized, approved or ratified by the Board or the shareholders.
(b)	Interested Directors may be counted in determining the presence of a quorum at a Board meeting that authorizes an Interested Party Transaction.

Section 8.07. NOTICES; WAIVER OF NOTICE.

(a)

Notice. When notice must be given to a particular Person, it may be given to that Person by hand delivery, by sending a copy through the mail or by using a courier service, or by electronic transmission. It must be sent with any charges prepaid, to the intended recipient’s mailing address or email address that appears on the books of the Corporation, or to the address that the intended recipient provides to the Corporation for the purpose of notice. If notice is:

-	Sent by mail, it is deemed given when deposited in the mail.
-	Hand delivered or sent using a courier service, it is deemed given when delivered to the intended recipient.
-	Sent by email, it is deemed given when sent to the email address of the intended recipient, as long as the sender does not receive notice that the email was not delivered.

Each notice must specify the date, time and place of the meeting, event or deadline for action. Except with respect to special shareholder meetings, the purpose of the meeting and the business to be transacted at the meeting need not be included in the notice.

(b)

Waiver. When notice must be given to a particular Person, that Person may waive notice in writing (including email) before or after the time notice was required to be given. A written waiver is the equivalent of giving notice. Except with respect to special shareholder meetings, the purpose of the meeting and the business to be transacted at the meeting need not be included in the waiver.

(c)

Attendance Constitutes Waiver. If a Person attends a meeting in person (or by proxy in the case of a shareholder), that attendance constitutes a waiver of notice of the meeting, unless the Person attends for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

[17]	“Interested Party Transaction” means an Agreement:
-	Between the Corporation and a Director or executive officer of the Corporation; or
-

Between the Corporation and any other Person in which either (i) a Director or executive officer of the Corporation serves as a director or officer of the other Person, or (ii) a Director or executive officer of the Corporation has a financial interest.

Section 8.08. CONFLICT WITH APPLICABLE LAW OR ARTICLES OF INCORPORATION. Unless the context requires otherwise, the general provisions, rules of construction, and definitions of the Code govern the construction of these Bylaws. These Bylaws are adopted subject to any applicable law and the Articles. If a provision of these Bylaws conflicts with an applicable law or the Articles, that conflict is resolved in favor of that law or the Articles.

Section 8.09. INVALID PROVISIONS. If a provision of these Bylaws is held by a court to be invalid or unenforceable, that provision is automatically deemed to be modified to the minimum extent necessary to make it valid and enforceable. The validity and enforceability of all other provisions are not affected.

ARTICLE IX

INDEMNIFICATION

Section 9.01. STANDARD OF CARE AND JUSTIFIABLE RELIANCE.

(a)

Each Director stands in a fiduciary relation to the Corporation and must perform all duties as a Director and as a Board committee member in good faith, in a manner the Director reasonably believes to be in the best interests of the Corporation, and with the care, including reasonable inquiry, skill and diligence, that an individual of ordinary prudence would use under similar circumstances.

(b)	A Director is entitled to rely in good faith on information, opinions, reports and statements, including financial statements and other financial data, prepared or presented by any of the following:
-	One or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;
-	Counsel, public accountants or other Persons as to matters which the Director reasonably believes to be within the professional or expert competence of such Person; and
-	A committee of the Board upon which that Director does not serve, which the Director reasonably believes to merit confidence.

A Director is not considered to be relying in good faith if the Director has knowledge that would cause the Director’s reliance to be unwarranted.

(c)

The Board, committees of the Board and individual Directors may, in considering the best interests of the Corporation, consider the interests and factors permitted by the Code, such as the Corporation’s short-term and long-term interests, the effects of an action on any and all groups affected by that action, including shareholders, employees, suppliers, customers and creditors of the Corporation, and on communities in which the Corporation’s offices or other establishments are located, and all other pertinent factors.

(d)	Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a Director, or any failure to take any action, are presumed to be in the best interests of the Corporation.

Section 9.02. PERSONAL LIABILITY OF DIRECTORS.

(a)	A Director will not be personally liable for monetary damages as a Director for any action taken, or any failure to take any action, unless:
-	The Director has breached or failed to perform the duties of the office under Section 9.01 (relating to standard of care and justifiable reliance); and
-	The breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
(b)	The provisions of this Section do not apply to:
-	The responsibility or liability of a Director pursuant to a criminal statute; or
-	The liability of a Director for the payment of taxes.

Section 9.03. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation must indemnify Directors and officers of the Corporation to the fullest extent not prohibited by law in connection with any actual or threatened Indemnification Action18. Notwithstanding the foregoing, the Corporation may not indemnify a Director or officer in connection with an Indemnification Action initiated by that Director or officer (other than a successful Indemnification Action to enforce that individual’s rights to indemnification) unless the Board authorized the Indemnification Action.

Section 9.04. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may indemnify employees and agents of the Corporation who are not Directors or officers of the Corporation to the extent determined by the Corporation.

Section 9.05. INDEMNIFICATION PROCEDURES. An individual entitled to indemnification must notify the Corporation as soon as practicable of any Indemnification Action, and whether the indemnified individual is seeking indemnification. The Corporation will be entitled to participate at its own expense and may assume the defense of the Indemnification Action. After the Corporation notifies the indemnified individual of its election to assume the defense, the Corporation will not be liable to the indemnified individual under these Bylaws for any legal or other expenses subsequently incurred by the indemnified individual except to the extent separately agreed in writing by the Corporation. The Corporation is not obligated to indemnify for any amounts paid in settlement of an Indemnification Action effected without the Corporation’s written consent.

Section 9.06. INSURANCE. The Corporation may purchase insurance to protect against any liability asserted against the Corporation or any individual, whether or not the Corporation would have the power to indemnify that individual.

Section 9.07. ADVANCEMENT OF EXPENSES. Indemnification under Sections 9.03 or 9.04 of these Bylaws includes the right to be reimbursed for expenses incurred before the final disposition of an Indemnification Action. The indemnified individual must first provide the Corporation a written undertaking to repay that amount if it is ultimately determined that the individual is not entitled to be indemnified by the Corporation. An indemnified individual must also reimburse the Corporation for amounts the Corporation pays, to the extent the indemnified individual receives amounts from an insurance carrier or other party.

Section 9.08. INDEMNIFICATION RIGHTS, SUPPLEMENTAL AND CONTINUING. The indemnification and advancement of expenses provided by this Article:

-	Are not exclusive of other rights to which those seeking indemnification may be entitled,
-	Are applicable to Indemnification Actions after the adoption of these Bylaws, whether arising from acts or omissions occurring before or after their adoption, and
-	Will continue as to someone who has ceased to be a Director, officer, employee or agent and inure to the benefit of the heirs and personal representatives of that individual.

[18]

“Indemnification Action” includes an action, suit or proceeding for indemnification, or that may give rise to indemnification, that (1) is brought against a person entitled to indemnification under Article IX, and (2) arises out of the service of that person to the Corporation, or to another enterprise at the request of the Corporation. The action, suit or proceeding may be civil, criminal, administrative, investigative or other, and it may be brought by, or in the right of, the Corporation, or otherwise.